Exhibit 99.5

                                AMENDMENT No. 4
                                      TO
                  THE TORONTO-DOMINION BANK, U.S.A. DIVISION
                    401(k) EMPLOYEE RETIREMENT SAVINGS PLAN
              (As Amended and Restated Effective January 1, 2000)

Pursuant to resolutions adopted by The Toronto-Dominion Bank Senior International Pension Committee, and the authority reserved in Section 12.1 of The Toronto-Dominion Bank, U.S.A. Division 401(k) Employee Retirement Savings Plan (hereinafter the "Plan"), said Plan is amended, effective as of July 1, 2002, as follows:

1.   A new Section 1.49 shall be added to the Plan as follows:

     "1.49 Catch-Up Contributions

          "Catch-up Contributions' shall mean those contributions made pursuant to Section 4.2 of the Plan with respect to a particular Plan Year beginning on or after January 1, 2002, by Participants who have attained age 50 before the close of such Plan Year, in accordance with and subject to the limitations of, Code Section 414(v)."

2. The second paragraph of Section 4.2 of the Plan is deleted in its entirety and replaced with the following:

     "Notwithstanding the foregoing, except as hereinafter provided, no Participant shall be permitted to make Compensation Reduction Contributions under this Plan during any calendar year in excess of the dollar limitation of Section 402(g) of the Code and the regulations thereunder in effect at the beginning of the taxable year. The limitation set by this paragraph of Section 4.2 applies on an individual basis to all elective deferrals (within the meaning of Section 401(k) of the Code and not including Catch-up Contributions) made by each Participant during a calendar year under this or any other qualified plan of the Company. Excess Annual Additions distributed to Participants in accordance with
     Section 5.3 shall be disregarded for purposes of Code Section 402(g).

     Notwithstanding the foregoing, effective July 1, 2002, all Participants who will have attained age 50 before the close of any Plan Year commencing on or after January 1, 2002, shall be eligible to make Catch-up Contributions for such Plan Year in accordance with, and subject to the limitations of, Section 414(v) of the Code and administrative


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     procedures adopted for such purpose. Such Catch-up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 401(a)(30), 402(g) and 415(c) of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(a)(4), 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code,
     as applicable, by reason of the making of such Catch-up Contributions. Compensation Reduction Contributions made pursuant to this paragraph can only be elected as a flat dollar amount per payroll period.

     Catch-up Contributions shall be allocated to a Participant's Unmatched Compensation Reduction Contribution Account; provided, however, that such amounts shall be separately identified as Catch-up Contributions in accordance with administrative procedures established for such purpose. Catch-up Contributions which are later recharacterized, for any reason, as regular Compensation Reduction Contributions shall remain allocated to a Participant's Unmatched Compensation Reduction Contribution Account. Catch-up Contributions which are later recharaterized as regular Compensation Reduction Contributions shall be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 401(a)(30), 402(g) and 415(c) of the Code and implementing the requirements of Section 410(a)(4), 401(k)(3), 401(k)(11), 414(v) of the Code and rulings and regulations issued thereunder."

3. Section 4.7 of the Plan is amended by deleting the second paragraph thereof in its entirety.

4. Section 5.1(a) of the Plan is amended by the addition of the following to the end thereof:

     "Under no circumstances will Matching Employer Contributions be made with respect to amounts contributed by a Participant as a Catch-up Contribution, including any amounts contributed as a Catch-up Contribution that are later recharacterized, for any reason, as regular Compensation Reduction Contributions."


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